Exhibit 10.5

Reseller Agreement

This Agreement is made and entered into by and between 695014 B.C. Ltd. dba Galaxy Telecom, having a principal office at 200 – 375 Water Street, Vancouver, British Columbia V6B 5C6 Canada (“Galaxy”) and Galaxy Telnet SRL, having a principal office at Aleea Malinului, Nr. 11, Bl. D, Scara C, Apt. 43, Constanta, Judetul Constanta, Romania (“Telnet”) as of the 1st day of June, 2004.

WHEREAS:

1.

Galaxy is a wholesale provider of Voice over Internet Protocol (“VoIP”) telephony and related services and products.

2.

Telnet is a provider of VoIP telephony and related services and products to Subscribers, as defined hereafter.

3.

Galaxy wishes to provide to Telnet and Telnet wishes to acquire from Galaxy VOIP related services and products from time to time for the purpose of providing them to Telnet’s existing and future clients.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties covenant and agree with each other as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this agreement unless the context otherwise requires:

“Agreement” means this agreement;

“Confidential Information” means all information which one of the Parties will have access to or come into possession of which is confidential and proprietary to the other Party and which is either declared to be confidential or which the receiving Party should know, acting reasonably, is confidential or proprietary in nature and includes, but is not limited to, the terms and pricing for the Products and Services, all information contained on or accessible through the Partner Portal, as defined hereafter, any information disclosed by any third party which the third party is obligated to treat as confidential or proprietary to one of the Parties hereto, trade secrets, know-how, processes, standards, product specifications, marketing plans and techniques, cost and financial pricing figures, all client or customer information (including without limitation their names, financial information, address or telephone number), all systems software applications, all software/systems source and object code, data, documentation, program files, flow charts, and all operational procedures.

“Effective Date” means the date first written above;

“Force Majeure” shall include but not be limited to an Act of God, strike, lockout, labour dispute, act of a public enemy, war whether declared or undeclared, blockade, revolution, riot, insurrection, civil commotion, lightning, fire storms, flood, or other natural calamities, explosion, governmental restraint or restrictions, laws, regulations, orders, proclamations of any governmental entities, judgement or orders of any court of law, embargoes, unavailability of equipment and any other cause (other than a shortage or unavailability of funds) which is not reasonably within the control of the Party whose performance under this Agreement is affected by the cause;

“Partner Portal” means Galaxy’s web-based VoIP subscriber, management and business administration system;

“Party” means either Galaxy or Telnet as is appropriate in context and “Parties” means both or either of Galaxy and Telnet as is appropriate in context;

“Product” means one of and “Products” means some or all of the VoIP related devices offered for sale by Galaxy;

“Service” means one of and “Services” means some or all of the VoIP services as listed in Schedule “A” attached hereto;

“Subscriber” means a client of Telnet who is a consumer of the Products or Services as provided by Galaxy and sold by Telnet.

1.2

Currency

All references to currency, unless otherwise specified, are to lawful money of the United States.

1.3

Headings

The division of this Agreement into articles, sections, and/or subsections and the provision of headings for all or any of them are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.4

Schedules

(a)

The following schedules are attached to and form part of this Agreement:

Schedule “A”

Services and Products and Pricing

Schedule “B”

Tier 1 Subscriber Support

Schedule “C”

Subscriber Contract Clauses

(b)

Whenever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall prevail.  References herein to a schedule shall mean a schedule of this Agreement.  Reference in any schedule of this Agreement to an agreement shall mean this Agreement.

1.5

Usage

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)

words importing the singular shall include the plural and vice versa; and

(b)

words importing gender shall include masculine, feminine and neuter genders.

1.6

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, excluding its conflict-of-laws rules.  The parties expressly disclaim the application of the United Nations’ Uniform Convention for the Sale of Goods convention, to this Agreement.

2.

RELATIONSHIP OF THE PARTIES

2.1

Non-Exclusive Reseller

Subject to the terms and conditions of this Agreement, Galaxy hereby appoints Telnet as a non-exclusive authorized reseller of the Products and Services and Telnet hereby accepts the appointment.

2.2

Not a Partnership

(a)

This Agreement does not and shall not be construed to create a partnership, joint venture, agency or any other business relationship which would authorize either Party to act on behalf of the other or to have any authority to create any liability or obligations on behalf of or in the name of the other.  Each of the Parties is and will remain completely independent of the other.

(b)

Telnet may indicate to the public that it is an authorized seller of Galaxy Services and it may advertise Products and Services under Galaxy trademarks, logos, and symbols as provided for in this Agreement, but under no circumstances shall it represent itself to be an associate, franchisee, representative, servant or agent of Galaxy.

3.

TELNET OBLIGATIONS

3.1

Marketing and Sales

(a)

Telnet shall be responsible for promoting, marketing and selling those Products and Services it offers for sale or distribution and it shall use its reasonable best efforts to do so;

(b)

Telnet may market and sell the Services as being Telnet services or as Galaxy services being provided by Telnet.

3.2

Business Expenses

Telnet shall be responsible for all expenses it incurs from its business activities associated with the marketing, promotion, sale and support of the Products and Services, including, but not limited to, those expenses related to the installation and activation of Products and Services.

3.3

Pricing Structure & Levels

Telnet shall, in its sole discretion, set the prices it charges for the Products and Services it sells or distributes and the manner, if any, in which it bundles or combines them.

3.4

Qualified Sales and Marketing Representatives

Telnet covenants that all of its employees, agents and representatives who promote, market and sell the Products and Services will be fully qualified in and knowledgeable of the Products and Services.

3.5

Terms of Service

Telnet shall include those terms set out in Schedule “C” as a term in each Subscriber agreement for Services.

3.6

Subscriber Support

Telnet shall maintain a first line of response, known within the telephony industry as a “Tier 1 Subscriber help-desk and support function”, as further defined in Schedule “B”, as is required to maintain Subscriber satisfaction at or above industry standards.

3.7

Government Authorizations

(a)

Telnet shall obtain and maintain in good standing all licenses, permits and other governmental approvals and authorizations required in connection with implementation of this Agreement and the sale of Products and Services, including without limitation, business licenses, import licenses and foreign exchange permits.

(b)

Telnet shall keep Galaxy apprised of any change in the status of the licenses, permits and approvals and authorizations as are referred to in subsection 3.7(a) which may materially affect the implementation of this Agreement.

3.8

Notification of Infringement

Telnet shall notify Galaxy immediately of any actual, suspected or alleged infringement of Galaxy trademarks, or copyrights that it becomes aware of.

4.

TELNET RECORDS

4.1

Maintain Records

Telnet shall maintain complete and, to the best of its ability, accurate records on the Partner Portal (the “Records”) of all Subscribers, including:

(a)

Name, location, contact information and date of activation;

(b)

Products purchased, including model and serial number and date of activation;

(c)

Services subscribed; including date of activation; and

(d)

All service calls relating to Products or Services, showing Subscriber information, date and nature of call, Telnet response, service work performed and such other information as Galaxy may reasonably request.

4.2

Ownership and Privacy of Records

Galaxy shall own the Records, but it shall use the information contained therein only as allowed by the terms and conditions and intent of this Agreement.  Galaxy shall treat the Records as Confidential Information and it shall not provide to or allow access by any third party except as required or allowed by this Agreement.

4.3

911 Call Response Service

Galaxy shall have the right to disclose Records to any third party providing emergency call response service to Subscribers as are required by such third party in order to provide the service.

5.

GALAXY RESPONSIBILITIES

5.1

Services and Products

Subject to the terms and conditions of this Agreement, Galaxy shall provide the Products and Services to Telnet.

5.2

Network

Galaxy shall establish a Telnet account within the Partner Portal and, subject to the terms and conditions of this Agreement, it shall provide Telnet with access thereto.

5.3

Materials

Galaxy shall provide Telnet with access to electronic copies of sales and technical materials, user manuals, installation manuals and brochures and catalogues relating to the Products and Services which Galaxy has electronic versions of and which it, in its absolute discretion, is of the opinion are relevant.

5.4

Supporting Information

Galaxy shall make available to Telnet such technical and commercial information which Galaxy has or which comes into Galaxy’s possession and which, in Galaxy’s opinion, may be of assistance to Telnet in selling and supporting the Products and Services.

5.5

Tier 2 Support

Galaxy shall provide “Tier 2” technical support to Telnet which would include assistance with any technical issues related to the Services and Products that could not be resolved by Telnet’s Tier 1 Subscriber support personnel.

6.

PRODUCTS

6.1

Approved Products

(a)

Galaxy shall, at its sole discretion, determine the technical specifications and the brand and model of those devices which it will support in providing the Services and chooses to offer as Products;

(b)

Telnet shall purchase from Galaxy all devices or Products used or to be used by it to enable the provisioning of the Services pursuant to this Agreement and Galaxy shall be required to support only those devices actually purchased from Galaxy by Telnet;

(c)

Notwithstanding section 6.1(b), Telnet may request from Galaxy that it enable and support devices other than Products acquired by Telnet from Galaxy, and Galaxy shall not unreasonably refuse such request; and

(d)

Galaxy shall have the right, at its sole discretion, to change the Products by discontinuing or adding new devices to the Products offered and by changing manufacturers, brands, models or technical or software specifications of any of them.

6.2

Pricing

(a)

Prices for Products shall be as quoted at the time of order by Telnet and are subject to change at any time;

(b)

Prices quoted shall be for the Products only and shall not include applicable taxes and shipping, insurance, expedition, import/export, brokerage and other fees, which shall be in addition to the quoted Product prices.

6.3

Ordering

(a)

All Telnet orders of Products are subject to acceptance by Galaxy (upon acceptance, the “Order”).  Galaxy shall have the right to not accept an order of Products from Telnet, in whole or in part, if Telnet is in breach of any term or condition of this Agreement;

(b)

Unless specifically agreed otherwise and stated in writing, the terms of this Agreement shall supersede the terms of any Order;

6.4

Payment

(a)

Telnet shall pay (the “Product Payment” ) for an Order, using a payment method acceptable to Galaxy, prior to shipment of the Order by Galaxy;

(b)

If Telnet falls into arrears on its account for Services, Galaxy shall have the right to apply any Product Payment, in whole or in part, to Telnet’s account for Services and any Product Payment so transferred shall be deemed to be a payment for Services, not Products, and Galaxy shall have no further obligation to deliver the Products which such funds were originally payment for.

6.5

Delivery

(a)

Galaxy shall, subject to availability, use all reasonable effort to deliver the Order within a reasonable time from the date of the Order;

(b)

Galaxy shall have the right to suspend or stop delivery of an Order, in whole or in part, if Telnet is in breach of any of the terms and conditions of this Agreement, and, if Galaxy elects to stop delivery pursuant to this section, it shall deem such Order to be an inventory return subject to section 6.7.

6.6

Order Substitution

Subject to obtaining Telnet’s approval for any price changes, Galaxy shall have the right to deliver a different Product of equal or greater technical capability in place of the Order.

6.7

Inventory Returns

Galaxy may, at its sole discretion, accept the return, in whole or in part, of an Order and, if it elects to do so, Telnet shall pay a restocking fee of 25% of the original purchase price of the returned Product or Products.

6.8

Warranty

Unless specifically stated otherwise, Galaxy makes no warranty or guarantee, express or implied, including any implied warranty of merchantability or fitness for a particular purpose, with regard to the Products.  All warranties with regard to the Products shall be those of the original equipment manufacturer only.

7.

SERVICES

7.1

Available Services

Listed in Schedule “A” is a list of the Services which are available to Telnet as of the Effective Date.

7.2

Change to Services

Galaxy reserves the right to, at its sole discretion, to add, delete or change any of the Services from time to time.

7.3

Provision of Service

(a)

Upon Telnet’s activation of a Subscriber account, Galaxy shall, subject to the terms and conditions of this Agreement, provide the requested Services to Subscriber on behalf of Telnet;

(b)

Subject to section 13.2, if Telnet is in breach of any of the terms and conditions of this Agreement, Galaxy shall have the right to suspend or terminate delivery of the Services, in whole or in part, to Telnet and the Subscribers.

7.4

Communication of Termination

Galaxy may, at its sole and absolute discretion, provide long distance termination through one or more termination partners.  Galaxy shall have the right, at its sole discretion, to reroute the communication traffic originating from Telnet or Subscribers between Galaxy’s different termination partners.

7.5

411 and 911 Service

Galaxy shall arrange with third parties for the provision of:

(a)

411 directory assistance service; and

(b)

911 emergency call response service,

which services will be provided through Galaxy as part of the Services.

7.6

Prices

(a)

The prices charged by Galaxy to Telnet for each of the Services (the “Service Prices”) shall be as listed in Schedule “A”;

(b)

Galaxy shall have the right, but not the obligation, to:

(i)

during the term of this Agreement, adjust any of the Service Prices by an amount that is proportionate with any changes to Galaxy’s direct third party costs in providing the related Services;

(ii)

at the time of any renewal of this Agreement, adjust the Service Prices as it, in its absolute discretion, determines provided it has given written notice to Telnet of such price changes a minimum of 60 days in advance of the renewal.

(c)

Prices for long distance termination shall be as posted on the Partner Portal and Telnet understands and agrees that, other than for those destinations noted in Schedule A as being fixed in price for the term of this Agreement, such prices are variable and subject to change without notice.

7.7

Billing For Services

(a)

Galaxy shall invoice Telnet once per month for the Services delivered, termination fees, 411 directory assistance and 911 emergency call service fees and any other fees or billings chargeable to Telnet;

(b)

Galaxy shall deliver each invoice to Telnet’s account in the Partner Portal; and

(c)

Telnet shall give notice to Galaxy of all errors and inaccuracies in an invoice within 15 days of receipt by Telnet of the invoice at issue.  Thereafter, Telnet will be deemed to have agreed with the accuracy of the invoice.

7.8

Payment of Services Invoice

(a)

Telnet hereby covenants to pay all invoices rendered to its account by Galaxy within 15 days of the date of invoice;

(b)

Interest shall accrue on overdue accounts at the rate of 1.5% per month calculated and payable from the date of invoice until the date of payment in full of the overdue amount.

7.9

Warranty

Galaxy does not guarantee the integrity of data transmitted using the Products and Services or that the Products and Services will operate uninterrupted or error-free, including, without limitation, the degradation of voice transmission quality and the failure of an incoming or outgoing call, including emergency calls (911 or equivalent), to be connected or completed.

8.

LIMITATION OF REMEDIES AND LIABILITY

8.1

Telnet’s Exclusive Remedies

Telnet’s sole and exclusive remedies concerning Galaxy’s performance or non-performance in any matter related to this Agreement or the provisioning of the Services or Products are limited to those expressly stated in this Agreement.

8.2

Limitation of Galaxy Liability

(a)

Galaxy shall have no liability to Telnet, whether in contract, tort (including negligence), strict liability or otherwise, for any special, indirect or consequential damages or for lost profits, in any matter related to this Agreement, including but not limited to any delay or failure by Galaxy to furnish, deliver or provide Products or Services;

(b)

Galaxy’s liability in any matter related to Product shall be limited to the purchase price paid by Telnet for the Product with respect to which such liability relates;

(c)

Galaxy’s liability in any matter related to Services shall be limited to the fee paid by Telnet for the Service with respect to which the liability relates in the month or months in which the event giving rise to the liability occurred.

8.3

Liability Upon Termination of Agreement

Neither Party shall be liable to the other for any damages or compensation in connection with termination of this Agreement including, without limitation, for loss of profits, loss of investment or expenditures made in reliance on this Agreement or loss of goodwill.

8.4

Force Majeure

Neither party will be liable to the other for any delay or failure to perform if that delay or failure results from a cause beyond its reasonable control.

8.5

Telnet’s Indemnity

Telnet agrees to indemnify Galaxy (and any business entity controlled by it, controlling it or under common control with it) and save them harmless from any claim made against any of them, directly or indirectly, by a Subscriber or resulting from: (i) any promise or commitment that Telnet may have made purportedly on Galaxy’s behalf in violation of this Agreement; or (ii) from any breach by Telnet or Telnet’s employees with respect to Telnet’s obligations under this Agreement.

8.6

Limitation of Privacy

The Products and Services utilize, in whole or in part, the public Internet and third party networks to transmit voice and other communications.  Galaxy shall not be liable to Telnet for any loss or damages caused by or related to a lack of privacy which may be experienced as a result of use of the Products and Services.

9.

USE OF NAME, LOGOS, TRADEMARKS AND LICENSED MATERIALS

9.1

News Releases

Neither Party will use the name of the other in any news release, public announcement, advertisement or other form of publicity, without the prior written consent of the other Party.

9.2

Ownership and Use of Galaxy Trade Marks

(a)

Telnet acknowledges Galaxy’s exclusive ownership of the Galaxy name and logo as well as certain other trademarks and trade names which Galaxy uses in connection with the Products and Services (the “Trademarked Material”) and agrees that Telnet will not acquire any interest in any of the Trademarked Material by virtue of this Agreement or anything done pursuant to it;

(b)

While this Agreement is in effect, Telnet may indicate to the public its status of being an authorized seller of the Galaxy Products and Services;

(c)

Except with the prior written consent of Galaxy, Telnet will not adopt or use any of the Trademarked Material, in whole or in part, or any confusingly similar word or symbol, as part of Telnet’s name or, to the extent Telnet has knowledge of such use and the power to prevent such use, allow others to use the Trademarked Material;

(d)

Nothing in this Agreement contains any transfer or license to Telnet of any Trademarked Material or other proprietary rights.

9.3

Review and Approval of Uses

(a)

Galaxy shall have the right to review any use by Telnet of the Trademarked Material and to approve or disapprove, in its absolute discretion, Telnet’s use of it and if Galaxy disapproves of Telnet’s use of Trademarked Material, Telnet shall not use the Trademarked Material for such use.

(b)

Telnet shall, at Galaxy’s request, provide to Galaxy a copy of anything which Telnet is using or may use and which contains the Trademarked Material;

(c)

Telnet must adhere to Galaxy’s standards of use in respect to any of the Trademarked Material. Among other things, Telnet will be required to indicate explicitly Galaxy’s ownership of the name or mark.

9.4

No Removal of Logos, Trademarks & Notices

Unless Telnet first obtains express written consent from Galaxy, Telnet will not remove or alter any patent numbers, trade names, trademarks, copyright or other proprietary notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to or included with any Product or portion thereof, whether on packaging, media, presentations or otherwise, or any related materials provided to Telnet by Galaxy.

10.

TERM AND TERMINATION

10.1

Term of the Agreement

The initial term of this Agreement will be for two (2) year(s) commencing on the Effective Date. Thereafter, this agreement will renew automatically from year to year unless cancelled in writing by either Party giving the other written notice of such cancellation a minimum of 60 days before the end of the then current term.

10.2

Termination for Default

Subject to section 13.2, either Party may terminate this Agreement, effective immediately, if the other commits a material breach of it, commits any material fraudulent act in performing any of its obligations or makes any material misrepresentation to the other or commits an act of malfeasance or misfeasance in the performance of its or his duties or is unable or unwilling to perform its obligations and duties under this Agreement which circumstances will include, but not be limited to:

(a)

If a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any of its assets; or

(b)

If it files for relief under any applicable bankruptcy laws.

10.3

Obligations Upon Termination

Upon expiration or termination of this Agreement:

(a)

Telnet shall immediately:

(i)

stop representing itself as a seller of the Products and Services and marketing and selling the Products and Services;

(ii)

discontinue using the Trademarked Materials; and

(iii)

return to Galaxy all Galaxy sales and technical materials and other Galaxy literature;

(b)

Galaxy shall deliver pending Orders per the terms of such Orders; and

(c)

all amounts due from each party to the other shall become immediately due and payable.

10.4

Inventory Returns

Upon termination of this Agreement, Galaxy may, at its sole discretion accept inventory returns of Products.  If Galaxy accepts inventory returns, Telnet shall pay a restocking fee of twenty-five percent (25%) of the original billing amount for the returned inventory.

10.5

Subscribers

If this Agreement is terminated pursuant to section 10.2, Galaxy shall have the right to contact Subscribers directly and solicit such Subscribers to become subscribers of Galaxy, an affiliate thereof or of another client of Galaxy’s.

11.

CONFIDENTIALITY

11.1

Confidential Information

Each of the Parties acknowledges that in the course of their relationship pursuant to this Agreement, each (the “Receiving Party”) will have access to or come into possession of Confidential Information of the other Party (the “Disclosing Party”) and that the disclosure of such Confidential Information to third parties or to the general public would be detrimental to the best interests and business of the Disclosing Party.

11.2

Exceptions to Confidential Information

Notwithstanding the definition of Confidential Information and the provisions of section 11.1, “Confidential Information” does not include information or data, which the Receiving Party can prove, on a balance of probabilities, is or was:

(a)

publicly known at the time of disclosure;

(b)

already known by the Receiving Party at the time it receives the information;

(c)

provided to the Receiving Party by a third party that is not under obligation to keep such information confidential; or

(d)

independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party.

11.3

Limitations on Use

The Receiving Party will not, during the term of this Agreement or at any time thereafter:

(a)

disclose any Confidential Information to any person;

(b)

use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Disclosing Party; or

(c)

disclose for any purpose, other than those of the Disclosing Party, the private affairs of the Disclosing Party or any other information which the Receiving Party may acquire during the term of the Agreement with respect to the business and affairs of the Disclosing Party, whether acquired in the course of carrying out the Agreement or incidentally.

11.4

Required Disclosure

Notwithstanding the foregoing, the Receiving Party will be entitled to disclose Confidential Information if required by law provided that the Receiving Party will promptly notify the Disclosing Party, consult with the Disclosing Party and cooperate with the Disclosing Party in any attempt to enjoin, to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment.

11.5

Survival of Confidentiality

All covenants of confidentiality herein shall survive the term of this agreement by three (3) additional years counting from the date of termination of this Agreement.

12.

EXCLUSION FROM TERRITORIES

12.1

Right to Exclude

Subject to section 12.2 Galaxy reserves the right to grant to any other person an exclusive territory (the “Territory”) for the marketing, sales and distribution of the Services and, from that date which is 30 days after the date upon which Galaxy delivers notice in writing to Telnet of such grant of exclusivity over a Territory (the “Exclusion Date”), Telnet shall not sell, distribute or market the Services within the Territory.  However, Telnet shall be entitled to continue to sell the Services to any Subscriber resident within the Territory who became a Subscriber prior to the Exclusion Date.

12.2

Territories From Which Telnet May Not Be Excluded

During the term of this Agreement, Telnet may not be excluded pursuant to section 12.1, from the following areas:

(a) Romania.

13.

MISCELLANEOUS

13.1

No Waiver

The failure by either Party to enforce or take advantage of any of the provisions of this Agreement shall not constitute nor be construed as a waiver of such provisions or of the right subsequently to enforce or take advantage of each and every such provision.

13.2

Default

If either of the Parties should be in default (the “Defaulting Party”) of any obligation or requirement under this Agreement, the Party affected may give written notice to the Defaulting Party specifying the default and will give the Defaulting Party a grace period of 30 days (the “Grace Period”) to cure such default or to take such reasonable steps to cure without undue delay such default prior to seeking any remedy it may have on account of such default.  The Defaulting Party shall lose no rights under this Agreement if it cures the stated default within the Grace Period.

13.3

Disputes

Galaxy and Telnet will attempt to settle any claim or controversy relating to this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then a mutually acceptable mediator, chosen by Galaxy and Telnet within forty-five (45) days after written notice from one of the parties to the other, demanding mediation, will mediate the dispute. Neither party may unreasonably withhold consent to the selection of a mediator.  Galaxy and Telnet will share the costs of the mediation equally and each shall bear its own costs. Any dispute which the parties cannot resolve between themselves through negotiation or mediation within ninety (90) days after the date of the initial demand for mediation may then be submitted to the courts for final resolution. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if:

(a)

good faith efforts to resolve the dispute under these procedures have been unsuccessful; or

(b)

interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

13.4

Notices

Any formal notice between the Parties hereto will be in writing and will be either personally delivered or sent by facsimile or by registered mail to the appropriate party or parties at the address noted for that party on the first page of this Agreement, or such other address as may be designated by a party in a written notice sent to the other parties in accordance with this paragraph.  Any notice or other communication will be effective seven calendar days from the day that it was sent, or if given by personal delivery or facsimile, the day following its receipt.

13.5

Assignment

Neither party may assign this Agreement without the prior written consent of the other. However, Telnet agrees that Galaxy may assign this entire Agreement to an affiliate or sell, transfer or assign any account receivable under it to a financing institution to enforce the Galaxy’s rights to receive payment from Telnet. This Agreement will be binding upon any authorized assignee or successor of Telnet or Galaxy.

13.6

Compliance with Law

Each of the Parties agrees to comply with all applicable laws, rules and regulations of the jurisdictions in which it operates and to do nothing to cause the other to violate the law, rules and regulations of those jurisdictions. If this Agreement or the performance hereof, is determined to be contrary of the laws, rules or regulations of the Territory or of Canada, this Agreement will automatically terminate subject the terms of Termination outlined in this Agreement.

14.

GENERAL

14.1

Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.

14.2

Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding upon the Parties hereto unless it is in writing and signed by an authorized representative of each Party to this Agreement at the time of the amendment, supplement, restatement or termination.

14.3

Severability

If any provision or any portion of any provision of this Agreement shall be held unlawful or unenforceable, the balance of such provision and all other provisions hereof shall nonetheless in all respects remain binding and effective and shall be construed in full force and effect to the extent lawfully permissible.

14.4

Time of Essence

Time is of the essence in the performance of the terms and conditions of this Agreement.

14.5

Enurement

This Agreement enures to the benefit of and binds the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

14.6

Counterpart Signature and Facsimile Delivery

This Agreement may be executed in two or more counterparts and may be delivered by facsimile, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above:

695014 B.C. LTD.		GALAXY TELNET SRL
Per:	“Peter Wiggans”	Per:	“Michael Stunden”
	Authorized Signatory		Authorized Signatory
	Peter Wiggans		Michael Stunden
	(Print name)		(Print name)
Title:	Chief Operating Officer	Title:	Chief Financial Officer

SCHEDULE “A”

PARTNER PRICING

Galaxy Telnet

Table 1

	Business Partner Pricing
VoIP Services	One-Time Fee	Monthly Service Fee
VoIP Connectivity (per port charge) Includes: Unlimited VoIP calls, VoIP Caller ID, Call waiting, Basic voicemail	$9.95	$5.95
VoIP Connectivity – Commpanion Galaxy Telecom Brand With i-box subscription Includes: Unlimited VoIP calls, VoIP Caller ID, Call waiting, Basic voicemail, 3-way Calling, Call forwarding, Do not disturb, Call hold, Auto answer, Call ignore, Call “go to voicemail”, Redial, Mute	$19.95	$1.95
VoIP Connectivity – i-box Commpanion Galaxy Telecom Brand Stand alone subscription Includes: Unlimited VoIP calls, VoIP Caller ID, Call waiting, Basic voicemail, 3-way Calling, Call forwarding, Do not disturb, Call hold, Auto answer, Call ignore, Call “go to voicemail”, Redial, Mute	$19.95	$5.95
VoIP to VoIP Termination	included	included
VoIP to PSTN Termination (Long distance)	included	See Current Published Rates
Basic Voicemail Service	included	included
i-box CommCenter - Enhanced Voicemail Includes: Web interface, call forwarding, do not disturb, speed dial, call logs, email message notify management, time zone control, profile management, greeting management and password control	included	$2.00
Services
Partner Portal	included	included
Partner Portal Back-Office (API)	included	included
Special Accounts
Demonstration Accounts See note 3	free	free
Employee only Accounts See note 3	free	$1.95
Promotion Accounts
TBD	Special	Special
Phone Numbers
Direct Inward Dial (DID) - Canada	$250 one time fee per order see note 1	$3.00
Direct Inward Dial (DID) - USA	$250 one time fee per order see note 1	$2.50
Toll Free Dial (1-8XX) – Canada/USA	$2.50	$2.50 plus usage ($.05 avg.)
Use existing phone number see note 2	$10.00	$3.00
Bundles & Calling Zones
Monthly 250 North America minute bundle	n/a	$2.95
Monthly 500 North America minute bundle	n/a	$5.95
Monthly 750 North America minute bundle	n/a	$8.95
Monthly 1000 North America minute bundle	n/a	$11.95
Local Calling Zone On-net locations only Includes: 750 minutes inbound and outbound local calls. Requires DID. Subscriber must reside in Local Calling area.	included	$6.95
Virtual Calling Zone On-net locations only Includes: 750 minutes inbound calls from virtual calling area. Requires DID Applies to North America-based subscribers only. See note 4	included	$6.95
Custom Calling Zone Off-net locations	Custom Quote	Custom Quote

Note 1 Not available in all areas, see Table 3, 25 DID number block minimum

Note 2 Not available in all areas see Table 3

Note 3 Quantity to be agreed between parties, Long distance charges apply

Note 4 Unlimited calling FROM Virtual Calling Zone only.  Long distance charges apply when calling to VCZ.

Table 2

i-box Commpanion Telecom Branded Version

Licenses	i-box CommPanion	Additional
500 Licenses	$7,000	$14.00 ea
1,350 Licenses	$14,000	$10.50 ea
2,500 Licenses	$21,000	$8.40 ea
3,650 Licenses	$28,000	$7.70 ea
5,000 Licenses	$35,000	$7.00 ea
6,700 Licenses	$42,000	$6.30 ea
8,750 Licenses	$49,000	$5.60 ea
11,500 Licenses	$56,000	$4.90 ea
15,000 Licenses	$63,000	$4.20 ea
20,000 Licenses	$70,000	$3.50 ea

Note 1 Co-Branding one time charge $1,350.00

Table 3

Galaxy Telecom On-net locations

Canada
Province	City
Alberta	Calgary Edmonton
British Columbia	Vancouver Victoria Kelowna Whistler Abbotsford
Manitoba	Winnipeg
Nova Scotia	Halifax
Ontario	Toronto Ottawa Hamilton Windsor Kitchener London Guelph Kingston Oshawa St. Catherines Waterloo Hespeler
Quebec	Montreal Quebec City
Saskatchewan	Regina

USA
State	City
Alabama	Birmingham
Arizona	Phoenix
California	Los Angeles San Diego San Francisco
Colorado	Denver
Florida	Gainesville Miami Orlando Tampa
Georgia	Atlanta
Illinois	Chicago
Indiana	Indianapolis
Maryland	Baltimore
Michigan	Detroit
Minnesota	Minneapolis
Missouri	Kansas City St Louis
New York	New York City
North Carolina	Charlotte Fayetteville Greensboro Raleigh
Ohio	Cincinnati Cleveland Dayton
Oregon	Portland
Pennsylvania	Philadelphia
Tennessee	Nashville
Texas	Dallas Austin Houston San Antonio
Utah	Salt lake City
Virginia	Culpepper
Washington	Seattle
Washington DC	Washington DC

SCHEDULE “B”

TIER 1 SUBSCRIBER SUPPORT

Under this Agreement the Telnet is required to maintain Tier 1 Subscriber Support (the “Subscriber Support”) functioning as initial response for any direct Subscriber inquiries.  Galaxy will provide Tier 2 technical support for technical inquiries from qualified resellers only.

The Criteria for the Subscriber Support are as follows:

Subscriber Satisfaction

Telnet will use its best efforts to ensure that Subscribers achieve the highest levels of satisfaction with the Services delivered by Telnet. Telnet shall notify Galaxy immediately of any complaints by Subscribers, whether they involve sales, Service, Performance or other issues. Galaxy shall use Subscriber satisfaction surveys, field Service reports, and random audits, as it deems necessary to determine if the appropriate levels of Subscriber satisfaction are achieved. If Galaxy determines that an inappropriate level of Subscriber dissatisfaction exists, Galaxy and Telnet shall put in place an action plan as approved by Galaxy to continually improve and maintain Subscriber satisfaction levels.

Staff

Subscriber Support shall be staffed by fully qualified and trained personnel as per the following criteria:

1.

Training

Telnet shall maintain technically qualified Service personnel and use its best efforts to service Telnet subscribers in the Territory.

2.

Technical Team

(a)

Language Capabilities

Telnet shall employ at least one lead Service engineer who is fluent in English who will be responsible for communicating with Galaxy’s technical staff and who can accurately translate all technical documentation from English.

(b)

Service Staff

Upon execution of this Agreement and annually thereafter, Telnet shall furnish Galaxy with a list of its Service management and other technical staff qualified to support Galaxy Services.

(c)

Help Desk

Telnet shall ensure that the personnel staffing the Subscriber help desk, as set out in section 3.6, shall have a sufficient working knowledge of:

(i)

networking in a TCP/IP WAN/LAN environment;

(ii)

configuring and maintaining network equipment;

(iii)

relevant operating systems (Macintosh, Windows, Linux); and

(iv)

both written and spoken English,.

to be able to provide effective help to Subscribers, communicate and work with Galaxy’s Tier 2 help desk to address those Subscriber issues which Telnet’s help desk are unable to resolve and to communicate and work with Galaxy with regard to technical issues.

SCHEDULE “C”

SUBSCRIBER CONTRACT CLAUSES

Telnet shall include as a term of any agreement between itself and a Subscriber with respect to any of the Services, the relevant clauses of the following:

General

The Subscriber will not use the Service for any purpose that is unlawful, abusive, intrusive on another's privacy, harassing, libellous, defamatory, threatening or hateful, or in any other way that would violate any applicable governmental law.

Telnet offers the Service internationally. While the Service may be used to make and receive international calls, we do not represent that the use of the Service is legally appropriate in locations outside of Canada and the United States. If the Subscriber chooses to use the Service from or to a location outside of Canada and the United States, the Subscriber is responsible for compliance with any and all governing foreign and local laws.

The Subscriber may not reverse engineer, distribute, publish, display, modify or in any way exploit the configuration parameters Telnet provides as a means to access the Service.

The Subscriber acknowledges that any devices and embedded software or firmware (“Products”) furnished by Telnet are exclusively for use with Telnet’s Service.

Residential Use of Service

If you have subscribed to Residential Services, the Service is provided to you as a residential user, for your personal, residential, non-business and non-professional use.  This means that you are not using the service for any commercial or governmental activities, profit-making or non-profit, including but not limited to business, sales, telecommuting, telemarketing, autodialing, continuous or extensive call forwarding, fax broadcast, fax blasting or any other activity that would be inconsistent with normal residential usage patterns.  Telnet reserves the right to immediately terminate or modify the service, if Telnet determines, in its sole discretion, that the subscriber’s service is being used for any of the aforementioned activities.

The Service is offered on a monthly basis to the Subscriber. The monthly Service term begins on the date that Service is activated for the subscriber. Full monthly terms will renew automatically unless Telnet is otherwise notified of the intent to cancel the Service.  Upon cancellation, the Subscriber will be responsible for charges for the full term of the then current billing period and any unbilled charges.

Small Business Use of Service

If you have subscribed to Small Business Services, the Service is provided to you as a small business user.  You agree not to use the Service for auto-dialling, continuous or extensive call forwarding, telemarketing or fax broadcasting.  Telnet reserves the right to immediately terminate or modify the service, if Telnet determines, in its sole discretion, that the subscriber’s service is being used for any of the aforementioned activities.

The Service is offered on a monthly basis to the Subscriber. The monthly Service term begins on the date that subscriber requests activation of the Service. Full monthly terms will renew automatically unless the Telnet and Galaxy is otherwise notified of the intent to cancel the Service.  Upon cancellation, the Subscriber will be responsible for charges for the then current full monthly term and any unbilled charges

Short Form Emergency Services, E911 and 911

The Service presently does not support 911, E911 or any other type of emergency Services; that calls to "9-1-1" cannot be connected; and that alternative arrangements need to be made to contact emergency Services in situations where emergency numbers would have to be dialled.

Theft

The Subscriber is responsible for cancelling the Service if Subscriber believes that the associated Products have been lost or stolen, or if the Subscriber becomes aware that the Service provided is being used or misused without Subscribers consent.  Subscriber is liable for all charges accruing to Subscribers account for the Service until Subscriber cancels the Service.

Service Termination

The Provider reserves the right to terminate the Service at any time with or without notice and for any reason. The subscriber agrees that the provider shall not be liable to the subscriber or to any third party for any modification, suspension or discontinuance of the Service.

Privacy

Personal data and certain other information submitted by the subscriber is subject to our Privacy Policy. Voice over IP communications are transmitted over public networks including the Internet. The subscriber acknowledges that the provider is not liable for any loss of privacy arising out of use of the Service.